EXHIBIT 4.4

                          STOCK SUBSCRIPTION AGREEMENT

         This Stock Subscription Agreement (the "Agreement") is entered into as of November 21, 2002 by and between American Sports Development Group, Inc., a Delaware corporation with its principal place of business in South Carolina (the "Company"), and Theodore Richard Neall Gellert ("Buyer").

         WHEREAS, Buyer and the Company's wholly-owned subsidiary Paintball Incorporated, formerly known as American Sports Development Group, Inc. and National Paintball Supply Company, Inc. ("Paintball"), are parties to that certain Employment Agreement dated as of April 17, 2000 (the "Employment Agreement") and that certain Agreement dated in or around October, 2001 (the "Subsequent Agreement") terminating in part and amending in part the Employment Agreement;

         WHEREAS, Section 20 of the Employment Agreement as amended by the Subsequent Agreement, generally requires that in the event that Paintball becomes a public company under Section 12 or 15 of the Securities Exchange Act of 1934 (the "Exchange Act"), upon consummation of Paintball becoming a public company, Paintball will issue $50,000 worth of its common stock to Buyer with the per share price equal to the bid price on the date of issuance;

         WHEREAS, the last sale price of Company's common stock, par value $0.001 per share (the "Common Stock"), was $0.20 per share on the day prior to the date of this Agreement, and Buyer and the Company desire that the Company issue to Buyer 250,000 shares of Common Stock in satisfaction of Paintball Incorporated's obligations to issue stock to Buyer under the Employment Agreement and the Subsequent Agreement;

         NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. SALE OF SHARES; PURCHASE PRICE. Effective as of the date hereof, the Company hereby issues 250,000 shares of its Common Stock (the "Shares") to Buyer at a value of $0.20 per share for an aggregate value of $50,000 in satisfaction of all obligations of the Company, Paintball Incorporated and any of their affiliates, successors and assigns to issue securities to Buyer in connection in any way with the Employment Agreement and the Subsequent Agreement, including but not limited to the obligation of Paintball Incorporated to issue $50,000 of its stock to Buyer pursuant to Section 20 of the Employment Agreement as amended by the Subsequent Agreement.

         2. BUYER' REPRESENTATIONS AND WARRANTIES. In order to induce the Company to issue the Shares to Buyer, Buyer hereby represents and warrants to the Company as follows:

                   2.1 PURCHASE FOR INVESTMENT. Buyer is acquiring the Shares pursuant to this Agreement for his own account for investment purposes and not with a view to or intention of distribution or resale except as described in Paragraph 2.2 and Paragraph 3 herein, and Buyer will not dispose of any of the Shares in contravention of the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws.

                   2.2 SALE AND PURCHASE NOT REGISTERED. Buyer is aware that he is acquiring the Shares from the Company in a transaction that has not been registered under the Securities Act or pursuant to the securities laws and regulations of any State, and that as a consequence, the Shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act ("Rule 144") and may be resold only to the extent permitted by Rule 144 or any subsequent registration of the securities via a registration statement per Paragraph 3 herein, or pursuant to a transaction that is registered under the Securities Act and applicable state securities laws and regulations, or pursuant to a transaction that is exempt from such registration.

                   2.3 ACCREDITED INVESTOR. Buyer is an accredited investor as that term is defined under Rule 144. Buyer is familiar with the provisions of Rule 144 and understand the definition of "accredited investor."

                   2.4 ACCESS TO INFORMATION. Buyer has had an opportunity to ask questions and receive answers concerning the Shares and the business and financial condition of the Company and has had full access to (A) such information concerning the Company as he has requested and (B) such other information that Buyer deems necessary or desirable to make an informed investment decisions regarding the purchase of the Shares.

                   2.5 ABLE TO BEAR ECONOMIC RISK. Buyer is able to bear the economic risk of their investment in the Shares for an indefinite period of time and can afford a total loss of his investment in the Shares.

                   2.6 BINDING OBLIGATION. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against him in accordance with its terms.

 Buyer hereby agrees to indemnify and hold harmless the Company and its officers, directors, shareholders, employees, agents, contractors, affiliates, successors or assigns from and against any and all damages, losses, costs, liabilities, obligations, expenses and/or the like (including without limitation reasonable attorneys fees and expenses) incurred or suffered by any of them in connection with the breach by Buyer of any representation or warranty set forth herein.

          3. "PIGGY-BACK" REGISTRATION RIGHTS. Except as otherwise provided herein, whenever the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act"), at any time but no later than December 18, 2002, the registration form to be used shall be one that may be used for the registration of resales by Buyer of the Shares (a "Piggyback Registration"). The Company will include in the Piggyback Registration, at no cost of any kind to Buyer, all of the Buyer' Shares. The Company shall act with due diligence in the preparation of the registration statement and the provision of all necessary follow-up responses to the SEC, with a view toward expeditious completion of the registration process. Notwithstanding the forgoing, the Company may file Registration Statements on Form S-8 with respect to the registration of securities issued or to be issued to any employee, director, officer, consultant or advisor of the Company without registering the resale by Buyer of the Shares as provided herein.

          4. AMENDMENT; BINDING EFFECT; WAIVER. This Agreement shall not be modified or amended except by means of a writing signed by each party hereto. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and permitted transferees and assigns. Any waiver of a right under the terms of this Agreement must be in writing and signed by the waiving party.

          5. SEVERABILITY. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid or contrary to existing or future law, such invalidity shall not impair the operation of this Agreement or affect those portions of this Agreement which are valid.

          6. COMPLETE AGREEMENT. This Agreement contains the complete agreement among the parties relating to the subject matter hereof and controls and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, which conflicts with, or may have related to, the subject matter hereof in any way.

          7. APPLICABLE LAW; FORUM; INDEMNIFICATION; ATTORNEY'S FEES. This Agreement shall be interpreted, according to the laws of the State of South Carolina, without giving effect to any provision of South Carolina law that would cause the laws of any other jurisdiction, except for non-waivable provisions of U.S. federal law, to apply. Buyer hereby irrevocably consent to the non-exclusive jurisdiction of any court of the State of South Carolina and any U.S. federal court sitting in Greenville County, South Carolina for the adjudication of any dispute relating to the subject matter of this Agreement and waives any claims and the right to make any motions of forum non conveniens or the like that would change the forum or venue of any dispute relating to the subject matter of this Agreement from any such court.

          8. HEADINGS; CONSTRUCTION. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement. The parties hereto hereby acknowledge and agree that this Agreement is the result of negotiations between the parties and that there shall be no presumption that any provision of this Agreement shall be construed against any party because that party was or is deemed the drafter of such provision or this Agreement.

          9. COUNTERPARTS; PROOF OF EXECUTION. This Agreement may be executed in multiple counterparts, each bearing the signatures of one or more of parties hereto and each of which shall constitute an original, but which together shall constitute a single instrument. The parties hereto hereby agree that rebuttable proof of execution of this Agreement by any party may be made by a copy of this Agreement bearing the facsimile or other copy of the signature of such party.

                          SIGNATURES ON FOLLOWING PAGE

          IN WITNESS WHEREOF, the parties hereto have set their signatures below as of the date first set forth above.

                                             AMERICAN SPORTS DEVELOPMENT
WITNESS:                                     GROUP, INC.:


                                             By:

/s/William B. Kearney                         /s/William R. Fairbanks
-------------------------------               ---------------------------------
     [signature]                              William R. Fairbanks, President

Name: William B. Kearney




WITNESS:                                     BUYER:

/s/Janice L. Scallorn                        /s/Theodore Richard Neall Gellert
-------------------------------              ----------------------------------
[signature]                                  Theodore Richard Neall Gellert

Name: Janice L. Scallorn